Exhibit 99.2
Capital Trust Q4’ 08 Earnings Call
March 17, 2009
Operator:
Hello and welcome to the Capital Trust fourth quarter and year end 2008 results conference call. Before we begin, please be advised that the forward-looking statements expressed in today’s call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company’s and its Funds’ loan and investment portfolios; the continued maturity and satisfaction of the Company’s portfolio assets; as well as other risks contained in the Company’s latest Form 10K and Form 10Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.
John Klopp:
Good morning everyone. Thank you for joining us and for your continued interest in Capital Trust. And thank you for your patience when we needed to reschedule this conference call from last week to today in order to complete some very important work.
Last night we reported our results for the fourth quarter and full year of 2008 and filed our 10-K. Geoff will run you through the detailed numbers in just a moment, but first I want to get right to it and focus on the debt restructuring that we completed over the weekend and announced last night.

On our last call in October, I told you that we were in a street fight – battling against declining property values, deleveraging financial institutions and a capital market that had virtually ceased functioning. As the fourth quarter progressed, the bad news just kept coming from all directions, and we found ourselves in the fight of our lives. In the aftermath of Lehman’s failure, the entire global financial system seemed on the edge of meltdown, prompting serial government bailouts of many of our largest institutions and desperate attempts to re-start the markets. Credit spreads blew out, liquidity evaporated, rating agency downgrades accelerated, and margin calls from CT’s secured lenders rolled in. With few exceptions, our assets continued to perform, but our liquidity was rapidly being drained through debt repayments triggered by marks to market. In the fourth quarter alone, we paid down our secured debt facilities by $117 million.
With our unsecured credit facility also coming due in March, we decided that we had to act and approached our lenders with a coordinated restructuring plan. The primary objective of the plan was TIME – gaining the time for us to do our job of managing and collecting CT’s assets. The provisions of the plan are outlined in the press release and laid out in great detail in the 10-K, but the essence is as follows:
The maturities of $580 million of our secured, repo debt and the $100 million unsecured facility were extended for 1 year, plus two additional 1 year extension options, with the first option exercisable by us as long as we have met paydown targets, and the second at the discretion of the lenders.

Cash margin call provisions in our restructured repo facilities were eliminated and replaced by pool-wide collateral valuation tests which are based on the performance and value of the underlying real estate collateralizing our loans, as opposed to the liquidation value of our loans in this dysfunctional market. If we breach the tests, we can be forced to liquidate assets.
We agreed to “lock down” the balance sheet, making no new investments, incurring no new debt, paying only those dividends necessary to maintain REIT status, and dedicating all of our efforts (and free cash flow) to reducing debt.
In return for these modifications, we agreed to a 125 basis point increase in the pay rate on the unsecured facility and an added an accrual feature. In addition, we issued approximately 3.5 million warrants to the participating secured lenders, who froze their rates at the current levels.
We exchanged approximately $100 million of our trust preferred securities for new instruments, increasing the principal balance by 15%, leaving the maturity basically unchanged, and cutting the pay rate from 7.25% to 1.0% for the next 3 years.
Lastly, we swapped assets for debt with two of our secured lenders, which painfully resulted in a $48 million hit to book value that was run through the fourth quarter financial statements. The only good news is that these asset trades eliminated $30 million of unfunded loan commitments which we otherwise would have been obligated to fund.
When the dust settled, we had modified or terminated over $880 million of recourse debt with 13 separate lenders, all of which had to close simultaneously. The terms of the restructured debt are predictably tight and tough, requiring us to meet stiff amortization hurdles along the way. But we believe that the plan provides the needed stability to the right hand side of our balance sheet that allows us to continue to fight on.

We have no delusions that the next year or two will be easy for Capital Trust – real estate fundamentals continue to deteriorate rapidly and cash flows from virtually all types of property will come under increasing pressure as this recession grinds on. Washington’s attempts to re-start the credit markets have so far been ineffectual, but more programs are on the way. If the economic environment does not improve and the capital markets remain closed, our assets will encounter performance issues. But we believe that we can manage our way through this crisis, ultimately producing real value for our shareholders. And we believe in the strength of our people and our platform which, at the end of the day, are our most valuable assets. I want to thank the entire CT team, our outside counsel Paul Hastings and, yes, even our lenders for their tireless work to pull off this remarkably complicated and difficult transaction.
Geoffrey Jervis:
Thank you John and good morning everyone.
While I know that the primary order of business is a further description of the debt restructuring, I would like to briefly summarize our operating results, balance sheet activity and liquidity before we dive into the terms of our restructured debt.
For the full year ended December 31, we reported a net loss of $57.5 million or $2.73 per share and for the 4th quarter, our net loss was $51.2 million or $2.30 per share. The net loss for the year was primarily the result of:
A $26 million or 29% decrease in net interest income from 2007 (driven by lower asset levels and lower LIBOR levels); Impairments and reserves of $66.5 million, as we recorded allowances on 5 loans and 1 bond; a valuation allowance of $48 million associated with the loan sales that are part of our debt restructuring.

While these items were partially offset by increased fees from our investment management business, gains from the forgiveness of debt, and reductions in G&A, the net impact was a significant loss for the Company.
From an operating standpoint, we have two segments, balance sheet investments and the investment management business. CT Investment Management Company, or CTIMCO, a wholly owned subsidiary of Capital Trust, is the entity through which we execute the management of 6 private equity funds, 6 CDOs and our public company parent. All of the employees of Capital Trust are employees of CTIMCO and, for the year, on a deconsolidated basis, CTIMCO had base management fee revenue of $20 million. Our investment management platform has $5 billion of assets under management and through our two active funds, CT Opportunity Partners I and CT High Grade Partners, we have $1 billion of equity capital available for investment.
Over to the balance sheet, our CMBS portfolio stood at $852 million at year end, and our portfolio experienced downgrades on 13 bonds and upgrades on 6 bonds during the year. One of our bonds, a $6.2 million “C” rated security, was deemed other than temporarily impaired and we recorded a $900,000 impairment against that security. From a fair value standpoint, our CMBS was estimated to have a market value of $583 million, or 68% of our carrying value. 88% of our CMBS is in our CDOs, so the impact of these changes in market value have been muted.

Over to loans, our $1.8 billion portfolio, comprised of 73 loans, shrank by 21% or $466 million, primarily as a result of repayments of $255 million, the reclassification of $141 million of loans as ‘loans held for sale’, and reserves of $63.6 million. This quarter we began disclosing a Watchlist. The Watchlist is derived from our internal risk ratings process and, at year end, we had 15 loans with a carrying value of $377 million on the list.
Loans held for sale, a new classification for the Company, resulted from our decision to sell 4 loans with a carrying value of $141 million for $92 million in connection with our restructuring plan. While the sales occurred after year end, GAAP required the financials to reflect our intention to sell these loans with a reclassification of these loans out from held to maturity.
Equity investments reflects our co-investment in our investment management funds and increased as we funded a portion of our $25 million commitment to the Opportunity Fund, offset by fair value adjustments in that fund that flow through to us under the equity method.
Another new classification is Real Estate Held For Sale, an account necessitated by our taking possession of a multifamily property in Southern California that had been collateral for an $11.9 million loan. The $9.9 million carrying value reflects an impairment charge we recorded as we adjusted the value of this investment to our expected sales proceeds.
On the liability front, we experienced significant paydowns on our secured credit facilities in association with repayments and margin calls from our lenders. At year end, our secured debt balance totaled $699 million, a $213 million or 23% reduction from year end 2007.

Our CDOs remained relatively constant, however, from an operational standpoint, we breached the overcollateralization tests in our CDO II. This breach redirects our cash flow on this CDO to deleverage the structure and will end the investment period of this vehicle. Furthermore, our CDOs require that collateral assets that are impaired (in our case, primarily performing CMBS securities that have been downgraded) have their income redirected to repay senior noteholders. This redirection will have varying degrees of impact on our CDOs.
Our $100 million unsecured facility was set to mature later this month, and has been extended pursuant to our debt restructuring.
Our junior subordinated debentures, that we also refer to as trust preferred securities, were also partially restructured.
Interest rate hedges, a contingent liability, decreased in value by $29 million and the change in value is picked up as an increase in the liability account with an offsetting decrease to equity.
Finally, our shareholders equity account ended the year at $401 million. Translating to, on a diluted basis, book value per share of $18.01.
The Company paid dividends of $2.20 per share in 2008, representing regular quarterly dividends for the first 3 quarters. In the 4th quarter, the Board of Directors chose not to pay a dividend as previous distributions were sufficient to satisfy REIT requirements and the Board looked to preserve liquidity. Going forward, our ability to pay cash dividends will be governed by our debt restructuring.

Total liquidity at year end was $64 million, comprised of cash and restricted cash and today, liquidity stands at $39 million. Our liquidity reductions were primarily driven by payments we made yesterday of $22 million to our lenders in conjunction with our restructuring.
I would now like to turn to the debt restructuring. Yesterday, after several months of work with our lenders, we executed a restructuring of substantially all of our secured recourse credit facilities, our unsecured credit facility and over 80% of our trust preferred securities. The restructuring accounts for over 95% of our non CDO interest bearing liabilities.
As John mentioned, the restructuring was developed to stabilize our liabilities in order to allow for the orderly collection of our assets. While there can be no assurances that the restructuring will be successful, management believes that we have significantly improved the opportunity for shareholders to preserve the value of the equity in the Company.
At year end, we had secured lending relationships with six financial institutions: JPMorgan, Morgan Stanley, Goldman Sachs, Citigroup, Lehman Brothers and UBS.
In late February, we terminated our $10 million debt obligation with UBS. UBS financed a single $15 million asset and we sold the asset to UBS for proceeds sufficient to repay our obligations. This transaction generated a loss of $5.5 million, as we sold the loan for below its carrying value.

Yesterday, we terminated our $88 million debt obligation with Goldman Sachs. Goldman financed four assets for us with a carrying value of $142 million. Our termination involved repurchasing one $17 million loan for $2.6 million, pre-funding $2.4 million of an unfunded commitment associated with another loan, and selling the remaining assets to Goldman Sachs for proceeds sufficient to repay our obligations. This transaction generated a loss of $42.8 million, as we sold the loans for below their carrying value.
While we have not entered into any agreement with Lehman Brothers, an $18 million lender secured by a single $26 million collateral asset, we are in negotiations to either modify or terminate our obligations under this facility.
The remaining three lenders, JP Morgan, Morgan Stanley and Citigroup, with balances yesterday of $580 million ($583 million at year end), entered into amendments to their existing credit facilities with substantially the same terms. The material terms of the amendments are as follows:
The maturity dates on all facilities were modified to March 16, 2010, with two, one-year extension options. The first extension is at the Company’s option, subject to our meeting a 20% paydown hurdle, including any amounts we paid yesterday. In total, the 20% paydown hurdle equals $118 million. The second extension can be granted at the lenders’ discretion. The term extension is designed to run long enough to allow us the opportunity to collect our loans as the bulk of the portfolio matures in 2010, 2011 and 2012.

In return, the Company agreed to accelerated amortization as follows: Payments at closing yesterday of $17.7 million, reducing the facility amounts by 3%; Monthly payments of 65% of the net interest margin from each lenders collateral pool; Direction of 100% of principal proceeds from each lenders collateral pool from repayments, sales or refinancings; Corporate cash flow sweep in the event that the Company’s cash balances exceed $25 million plus amounts necessary to fund unfunded loan and fund commitments. All of these amortization payments, except the upfront payment made yesterday, are expected to be funded out of future operating or principal cash flows. One component of principal cash flows may be asset sales and/or refinancings – in such events, we have minimum release price mechanics with our lenders ranging from their assessment of market value to a floor of the amount we borrow against each asset.
The Company also agreed to eliminate the lenders’ obligations to fund a portion of the Company’s unfunded loan commitments. Today, after giving effect to loan sales, unfunded loan commitments total $23.6 million and fund co-investment commitments total $19 million. These commitments are expected to be funded over time and through our unrestricted existing cash balances (currently $20 million), sales of unencumbered assets ($21 million of carrying value), and net operating income.
A critical element of the restructuring is the elimination of our current margin call and mark to market provisions. The restructuring provides for no mark to market through September of this year, then monthly valuation tests of the portfolio. So long as our loan to collateral value (representing our lenders loan amount against their valuation of the portfolio) does not exceed 115% percent of the ratio as of today, there is no impact to us. In the event that we fail such a test, we will be required to bring it back into compliance through additional collateral postings or, more likely, asset sales. In addition, and very important to us, is the amendment of the valuation methodology used by our lenders in calculating this test. Pursuant to the plan, the banks will no longer derive value based upon the liquidation value of our loans, but rather based upon real estate fundamentals and performance at each underlying property or portfolio. As part of the plan, the secured lenders agreed to keep their interest rates unchanged.

Finally, the Company issued approximately 3.5 million warrants to the three secured lenders at a strike price equal to $1.79 per share (the closing price on March 13, 2009).
We also amended our $100 million senior unsecured credit facility that was set to mature March 22nd. Terms of the modification, negotiated in conjunction with the secured lenders amendments, are as follows: Maturity date on the facility is extended to March 15, 2010 with two one year extension options granted to the Company as long as the secured lender group extends their maturity dates, ensuring that the unsecured facility is in place so long as we are being extended by the secured lenders.
In return, the Company agreed to: Increase the cash interest rate from LIBOR + 1.75% to LIBOR + 3.0% and add a quarterly accrual feature at the rate of 7.20% less the cash rate actually received each period. Pledge as collateral for the unsecured lenders all of the Company’s unencumbered CDO interest from its 4 balance sheet CDOs. Going forward, the cash flows from the CDO will continue to flow to the Company, subject to amortization described below, and begin making quarterly amortization payments that will sum to, on an annual basis, the greater of 25% of the cash flow from the CDO securities mentioned above or $5 million.

As part of the restructuring, we eliminated the financial covenants in the participating secured and the unsecured credit facilities and replaced them with the following new covenants: No new investments without consent of the lenders other than protective investments on our existing portfolio (generally limited to $5 million per protective investment) and, in controlled circumstances, additional co-investments in future investment management funds. No additional debt other than replacement debt, debt on unencumbered assets and subordinated debt. Limitation on cash dividends other than those necessary to maintain REIT status – subject to our using to the maximum extent available, stock dividend rules. Minimum liquidity of $7 million in 2009 and $5 million thereafter. A cross default provisions with a $1 million threshold. The CEO, COO & CFO will be subject to certain cash compensation and employment restrictions. Compensation for all other employees is subject to a predetermined pool.
We also modified $103 million of our $125 million of junior subordinated debentures, or trust preferred securities. The modification is in the form of an exchange for 100% of our $50 million 2006 issuance of trust preferred securities and 71% (or $53.1 million) of our 2007 issuance of trust preferred securities in return for a new single security. The terms of the remaining trust preferred securities, $21.9 million of the 2007 issuance, remain unchanged. Terms of the modification are: Three year rate reduction from 7.23% to 1.0%; Immediate face balance increase of 15%, and the new securities have been made senior to the remaining unmodified trust preferred securities.
As I mentioned earlier, we believe that this restructuring represents the best deal available for the Company and will allow us the opportunity to repay all of our lenders and realize value for our shareholders. That said, the success of this plan will be dependent upon, among other things, asset level performance, repayments and/or liquidity of our loan portfolio, and the lenders’ valuation, as modified, of our assets.
With that, I will turn it back to John.

John Klopp:
Thank you, Geoff. Hopefully we provided a lot of detail on a very complicated transaction but nevertheless, we are ready to take any and all of your questions. Katie, could you open it up.
Operator:
At this time if you would like to ask a question, please press the “star” and “1” keys on your touchtone phone now. Keep in mind you may withdraw yourself from the question queue at any time by pressing the pound key. We’ll take a few moments for any questions to queue.
Our first question comes from the site of David Fick of Stifel Nicolaus. Please go ahead, your line is open.
David Fick:
Good morning. Congratulations. Given the mark that you took on the Goldman and UBS facilities, roughly 33%, what is the asset coverage on your current secured facilities based on your asset value? The implied mark-to-market in your other facilities says your equity in those is zero.
John Klopp:
The collateral pool that secures the three participating lenders – JP Morgan, Morgan Stanley, and Citi is 100% performing. The advanced rate on that pool is roughly 50% of our face value and we believe that there is cushion in that collateral pool as do the lenders.

David Fick:
Against the mark?
John Klopp:
Yes.
David Fick:
Okay. Any idea how much that cushion is?
John Klopp:
To a certain extent, it doesn’t matter because what we have moved from is a liquidation value mark system, to one in which the collateral value tests performed going forward are based primarily on the underlying collectability and performance of our loans. So, that was the entire purpose or certainly one of the primary purposes of the restructuring that we have put in place.
David Fick:
Alright. If I heard correctly, you no longer have access to any unfunded elements of your CDOs. Is that correct?
John Klopp:
Correct.

David Fick:
Okay.
Geoffrey Jervis:
More accurate is that we soon will have no further access to the reinvesting features of our CDOs. And we only have one CDO that applies to, which is CT CDO II. CT CDO I’s reinvestment period ended last year in the normal course.
David Fick:
What is the cash flow status going forward? What should we be modeling in terms of cash flow out of any CDO source? I presume, zero.
Geoffrey Jervis:
No, I think what we said is that CDO II will have its cash flow redirected to amortize the structure. So, while the cash flow is not coming to us, it is redirected to our benefit by de-leveraging the pool of assets. Then, on the other three CDOs, the impact is varied across each CDO mostly driven by rating agency activity in the last two or three weeks, and we’re working through the exact impact with the trustee now. But, I would not assume zero.
David Fick:
Okay. Could you just walk us through your funding commitments and how do you expect – you’ve got roughly $76 million forward funding with $45 million of cash and your cash flow is now essentially being lock-boxed, if I understand that correctly. How are you funding that? What are the banks doing to assist you there?

Geoffrey Jervis:
David, as I said in my script, while we did eliminate the lender’s obligation to fund any portion of our unfunded commitments, that after the loan sales – in particular the sales to Goldman – our unfunded commitments dropped down to $23.6 million. The $23.6 million, we expect to fund out over the next three plus years, so it’s not all in ‘09 or even in the next two years, and we do have control over some elements of those fundings. In addition, we have a $19 million funding commitment to our private equity funds. We expect to fund this through our $20 million current cash balance, the sale of $21 million on a carrying value basis of unencumbered assets and net operating income going forward which we believe to be a significant amount of cash flow going forward.
David Fick:
Okay. Can you just briefly address the business plan, given that you’ve essentially put the company in the hands of the lenders in terms of any significant decisions. I don’t know if you want to characterize it this way but I would characterize it as a conservatorship situation where you’re working on behalf of the banks, going forward. What is the case for shareholders here or is there a case for shareholders here in your stock? How do you run this company or how do you staff, how do you motivate people given that your hands are so tied?

John Klopp:
Well, that’s your characterization and certainly not mine. We don’t believe that we are in conservatorship but instead believe that we have made a necessary transaction with our lenders that should and we expect will allow us to collect our assets in an orderly fashion in the normal course with the ultimate endpoint being the retention of as much of the book value of the company which is $400 million, $18 a share, as we possibly can. We believe that we have the operational flexibility and the capacity to do so – subject to the market. Our assets, just like everybody else’s are subject to what’s going on in the world right now which is a tough place to be, exposed to commercial real estate as we are.
With that caveat, we believe that we have a business plan, that business plan is to continue to move forward and collect our assets and repay our debts and realize as much of our book value as we possibly can. At the same time, we have a vibrant investment management business that has over $1 billion of capital included in existing funds and we intend to be an active participant in the markets, taking advantage of some of the opportunities that are created by the pain that we’re otherwise suffering on our legacy portfolio.
David Fick:
John, it would appear that there is a lot of that opportunity out there but given a co-investment requirement in those funds and restrictions on your ability to access that, can you describe what conditions would be for you to be able to make net investments in those funds?

John Klopp:
Yes, but there are 60-some people on this call and this will be the last question. You can call me separately and ask any number of questions.
David Fick:
Okay, thank you.
John Klopp:
We are unconstrained as to our ability to deploy equity capital that is committed into the two funds that have a billion dollars of capital. It’s 100% available to us and 100% in our discretion to make investments on behalf of our partners in those funds and take advantage of those opportunities. The constraints that I think you may be referring to as part of the debt restructuring is a constraint on our ability to make co-investments in new, yet to be created funds, going forward which certainly will have some extent impact on our ability to continue to grow our investment management business. But, it has no impact on our ability to deploy the existing equity capital. Thank you for your many questions, Mr. Fick.
David Fick:
Thank you.

Operator:
We’ll take our next question from the site of Omotayo Okusanya, from UBS. Please go ahead, your line is open.
Omotayo Okusanya:
Yes. Good morning and congratulations. Thank you for creating some time for ourselves to walk through – what you are trying to do. A quick question: have you guys come up yet with an estimate of, given all the pay downs tied to all the new debt restructuring, just how much cash flow that’s going to require of you over the next year? If you could give us a sense of potential sources of cash that you are looking to in order to be able to cover that so that at least you get the next year’s extension?
Geoffrey Jervis:
I think that sort of quantifying piece by piece our uses of cash flow on this call is probably not the thing to do. But, I would say that our sources of cash, as I had mentioned in my script, are existing cash, the sales – some of which we have pending now – of our unencumbered assets, and operating income. Operating income is a significant number and from those three sources we actually expect to build or maintain our cash balances over the term of this plan.

John Klopp:
Look, we’ve got a tough road ahead, there’s no question about it. We’ve got amortization requirements on the restructured secured debt and an amortization requirement on the restructured unsecured debt, but we were able to essentially cut our cash interest carry as part of this overall transaction. And we believe that with some aggressive action on our part to support repayments, to sell some loans if we need to, plus our existing in-place resources we can make it.
Omotayo Okusanya:
That’s fair but, I guess the math I was trying to do in my head and kind of walk me, tell me where I am wrong if I am wrong. When you just look at the cash on hand of about $45 million and then I looked at your cash from operations last year of about $54 million, this comes up close to $100 million or so. To get the extension on the debts, you have to pay down by at least 20% which is going to cost you about $120 million of cash you need to come up with. I guess I’m just coming with a deficit of some sort and I’m wondering where the plug comes from.
Geoffrey Jervis:
I think that with respect to the secured facilities, we expect the lion’s share of it to come from repayments and/or sales to the extent necessary of collateral. We believe that, as I mentioned in the script, other than the upfront payment we made yesterday, we should have no obligation out of our cash balances with respect to the secured lenders, but our amortization requirements should be met through portfolio cash flow and/or portfolio capital events, which come back to our amortization obligations on the unsecured. Those are covered by, at least a margin today of four times with respect to CDO cash flow. So, it is the net that actually flows. If you want to think about cash balances, the net of operating income that does flow to us off of the secured loans and the net of the CDO cash flow, including our management fee revenues from CTIMCO are the sources of cash into the corporate account.

Omotayo Okusanya:
Just one more question. How much in unencumbered assets do you have at this point?
Geoffrey Jervis:
$21 million at carrying value.
Omotayo Okusanya:
Great, okay. Thanks very much. Best of luck.
John Klopp:
Thank you.
Operator:
Once again, to ask a question, please press the “star” and “1” keys now. We’ll take a few moments for any other questions to queue. Our next question comes from the site of Fred Stein from Monness, Crespi, Hardt. Please go ahead, your line is open.

Fred Stein:
Hi. I know you guys have a very tough job and you did a great job restructuring. Do you have an opinion on what you see in the marketplace? Do you see any sign of stability in price or a modification of the decline in commercial pricing?
John Klopp:
Honestly, not yet. I think, during the course of last year, what we had was a credit crisis and a liquidity crisis. What we have rolling through commercial real estate right now is a fundamental issue, meaning as the economy continues to limp or deteriorate along, the impact is on the fundamentals of real estate – occupancy, cash flow – and I don’t think we’re done with that yet. We’ve obviously seen, first, hotels get hit and the budgets and expectations for 2009 across pretty much the entire lodging sector is grim. It hits hotels relatively quickly because of the duration of the leases, if you will, overnight, but it’s rolling through the other property categories. The truth is that unfortunately, we think it’s going to get worse before it gets better and haven’t seen really the impact of stimulus and all the other programs yet that are coming out of Washington really impact the liquidity of commercial real estate. Transaction volume is way down, lending volume is virtually nil, and liquidity in the markets is very tough right now. I’d love to give you a more positive answer but the truth is, we think it’s going to get worse before it gets better.

Fred Stein:
Let me just follow up with this question. You probably, I am sure, in your modeling did a best, probable and worst case. In your worst case, are you still equipped to handle this over the next twelve to eighteen months, without a really major impairment to your book value and your operating capabilities?
John Klopp:
Well I guess that depends on what your worst case is. I’m not sure what the worst case is in this environment. We’ve certainly done a lot of modeling, developed a lot of expectations. We believe that, in the bend where we expect the world to end up, that we will be able to work our way through this but it is very tough, there is no question about it, and it’s very tight. I don’t know exactly how to model a so-called worst case, but in a worst case scenario, we would have — we would expect fairly significant write-downs and losses on some of our loans that could and would impact book value. We don’t think that’s likely but it’s possible.
Fred Stein:
Thank you very much.
Operator:
Our next question comes from the site of John Sprat, a private investor. Please go ahead, your line is open.

John Sprat:
Congratulations in terms of your restructuring. Given the circumstances, would you consider a report out to investors on a monthly basis versus a quarterly basis?
John Klopp:
I guess the one word answer is “No”. I think we’re going to stick to our reporting. We’ve tried, over time, to beef up our reporting and put as much detail in it as we think is commercially reasonable, but I think that the answer is we’re going to stick to our quarterly reporting cycle.
Operator:
Once again, to ask you question, please press the “star” and “1” keys now. We’ll take a few moments for any other questions to queue. It appears as though we have no further questions at this time.
John Klopp:
Well then, thank you all. We’ll talk to you again soon. Have a good day.
Operator:
This concludes today’s program. You may disconnect at any time. Thank you and have a great day.